EXHIBIT 4.1

                          AMENDMENT TO RIGHTS AGREEMENT

        AMENDMENT, dated as of February 1, 2002, to Rights Agreement by and between American Medical Security Group, Inc., a Wisconsin corporation (the "Company"), and Firstar Bank, N.A., as Rights Agent, dated as of August 9, 2001 (the "Rights Agreement").

        WHEREAS, Firstar Bank, N.A. and the Company, entered into a Termination Agreement, dated as of December 21, 2001, terminating the appointment of Firstar Bank, N.A. as Rights Agent;

        WHEREAS, LaSalle Bank National Association, a national banking association (the "Rights Agent"), and the Company entered into an Appointment and Assumption Agreement between, dated as of December 17, 2001, appointing LaSalle Bank National Association as Rights Agent;

        WHEREAS, on September 27, 2001, the Board of Directors of AMS adopted a resolution (the "Resolution") clarifying the intended meaning of the Rights Agreement, to provide that a Person (as hereinafter defined) who merely enters into an agreement to acquire, directly or indirectly, the stock of Blue Cross & Blue Shied United of Wisconsin ("BCBS"), does not, by reason of that act alone, become an "Acquiring Person" (as defined in, and pursuant to, the Rights Agreement), provided that such Person does not then or thereafter beneficially own any of AMS's common shares other than those indirectly acquired by virtue of an acquisition of BCBS;

        WHEREAS, the Company and the Rights Agent desire to formally amend the Rights Agreement, in accordance with Section 27 of the Rights Agreement, to give effect to the Resolution and clarify the definition of "Acquiring Person," such amendment to supersede the Resolutions;

        NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1. The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended to add the following sentence to the end of such definition:

               For the avoidance of doubt, a Person who merely enters into an agreement to acquire, directly or indirectly, the stock of BCBS or Cobalt Corporation, will not, by reason of that act alone, become an "Acquiring Person", provided that such Person does not, at the time of such agreement beneficially own any of the Company's Common Shares, or any Company securities convertible or exchangeable into, or exercisable for, Common Shares, in each case other than those Common Shares then beneficially owned by BCBS and Cobalt Corporation that are indirectly acquired by virtue of such acquisition of the stock of BCBS or Cobalt
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               Corporation, and provided further that if, following such
               agreement to acquire, or acquisition of, the stock of BCBS or Cobalt Corporation, such Person increases the aggregate number of Common Shares, (or any Company securities convertible or exchangeable into, or exercisable for, Common Shares), over which such Person has beneficial ownership or otherwise becomes the Beneficial Owner of or beneficially owns other Common Shares (or any Company Securities convertible or exchangeable into, or exercisable for, Common Shares) (other than Common Shares the beneficial ownership of which was acquired through (x) any dividend or distribution of any Common Shares or any Company securities convertible or exchangeable into Common Shares or any stock split or (y) any grants of Common Shares or any Company securities exercisable for Common Shares (or the exercise of any such securities for Common Shares) under any benefit plan of the Company generally available for directors of the Company), then such Person will be deemed an "Acquiring Person" for all purposes of this Agreement.

2. The term AGREEMENT as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.


3. The foregoing amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


ATTEST:                                    American Medical Security Group, Inc.

/s/ Cheryl A. Thomson                      By:  /s/ Timothy J. Moore
Name: Cheryl A. Thomson                    Name: Timothy J. Moore
Title: Assistant Secretary                 Title:  Senior Vice President



ATTEST:                                    LaSalle Bank National Association
                                           Rights Agent

By: /s/ Arlene Kaminski                    By: /s/ Gregory Melatia
Name: Arlene Kaminski                      Name:  Gregory Melatia
Title: Trust Officer                       Title:  First Vice President